SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*

                                     ISOCOR
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  464 902 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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 CUSIP No. 464 902 10 5                                        13G                                Page 1 of 5 Pages
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  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CFJPE
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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                         (a)    |_|
                                                                                                         (b)    |_|
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  3    SEC USE ONLY


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  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       FRANCE
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                        5    SOLE VOTING POWER

                             568,964
      NUMBER OF
                      ------------------------------------------------------------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY
                      ------------------------------------------------------------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               568,964
                      ------------------------------------------------------------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
         WITH


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  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       568,964
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  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.96%
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  12   TYPE OF REPORTING PERSON*

       IV
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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 CUSIP No. 464 902 10 5                                        13G                                Page 2 of 5 Pages
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Item 1(a).        Name of Issuer:

                           ISOCOR

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           3420 OCEAN PARK BOULEVARD, SANTA MONICA, CA  90405

Item 2(a).        Name of Person Filing:

                           CFJPE


Item 2(b).        Address of Principal Business Office or, if none, Residence:

                           12 RUE CHAUCHAT 75009 PARIS FRANCE

Item 2(c).        Citizenship:

                           FRANCE

Item 2(d).        Title of Class of Securities:

                           COMMON STOCK

Item 2(e).        CUSIP Number:

                           464 902 10 5



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

   (a) |_| Broker or Dealer registered under Section 15 of the Act

   (b) |_| Bank as defined in section 3(a)(6) of the Act

   (c) |_| Insurance Company as defined in section 3(a)(19) of the Act

   (d) |_| Investment  Company  registered  under  section 8 of the  Investment Company Act

   (e) |_| Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

   (f) |_| Employee  Benefit  Plan,  Pension  Fund  which is  subject  to the provisions of the Employee
           Retirement  Income  Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

   (g) |_| Parent Holding  Company,  in accordance  with  ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

   (h) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

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 CUSIP No. __464 902 10 5 _______                              13G                                Page 3 of 5 Pages
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Item 4.  Ownership.

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)   Amount Beneficially Owned:

                  568,964
           ---------------------------------------------------------------------

     (b)   Percent of Class:

                  5.96%
           ---------------------------------------------------------------------

     (c)   Number of shares as to which such person has:

     (i)   sole power to vote or to direct the vote  568,964
                                                   -----------------------------
     (ii)  shared  power to vote or to direct the vote
                                                      --------------------------
     (iii) sole power to dispose or to direct the disposition of  568,964
                                                                ----------------
     (iv)  shared power to dispose or to direct the disposition of
                                                                  --------------

         Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

         Instruction:  Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

Item 8.  Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

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 CUSIP No.  464 902 10 5                                       13G                                Page 4 of 5 Pages
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Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10.  Certification.

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



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 CUSIP No. 464 902 10 5                                        13G                                Page 5 of 5 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      February 14, 1998
                                      ------------------------------------------
                                                        Date

                                      /s/ Jean-Louis Delvaux
                                      ------------------------------------------
                                                      Signature

                                      Jean-Louis Delvaux, General Manager, CFJPE
                                      ------------------------------------------
                                                      Name/Title


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)